FOR IMMEDIATE RELEASE Brendan Foley Named Chief Operating Officer and President for McCormick HUNT VALLEY, Md., May 2, 2022 – McCormick & Company, Incorporated (NYSE: MKC), a global leader in flavor, announced the appointment of Brendan Foley to the role of Chief Operating Officer and President, effective June 1, 2022. Brendan will continue to report to Lawrence Kurzius, Chairman and Chief Executive Officer. In this newly created role, Mr. Foley will have responsibility for all of McCormick’s business units and its supply chain worldwide. Mr. Foley has been a key leader for McCormick since 2014 when he joined the Company as President of the U.S. Consumer Products Division. He was appointed President North America and added the responsibilities of President Global Consumer in 2016 when he also became a member of McCormick’s Management Committee. Mr. Foley is currently President Global Consumer, Americas, and Asia. He will also add responsibility for the Europe, Middle East, and Africa region. Throughout his tenure, Brendan has been instrumental in leading McCormick’s overall growth. Prior to joining McCormick, Mr. Foley was with HJ Heinz, now Kraft Heinz, for nearly 15 years where he rose from Brand Manager to Zone President of North America. He also worked for General Mills and Ketchum Advertising prior to joining HJ Heinz. Mr. Foley holds a Bachelor of Science in Business from the School of Business Administration at Miami University of Ohio. In addition to driving commercial success, he has been a champion of McCormick’s Multiple Management Board leadership develop program as well as the Company’s global initiatives in Digital Acceleration, Sustainability, and Diversity, Equity, and Inclusion. About McCormick McCormick & Company, Incorporated is a global leader in flavor. As a Fortune 500 company with over $6 billion in annual sales across 170 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Twitter, Instagram and LinkedIn. # # # For information contact: Corporate Communications: Lori Robinson at lori_robinson@mccormick.com